FOR:	SKILLSOFT PLC

COMPANY CONTACT:
Tom McDonald
Chief Financial Officer
(603) 324-3000, x4232

INVESTOR CONTACTS:
Michael Polyviou/Peter Schmidt
Financial Dynamics
(212) 850-5748
SKILLSOFT REPORTS FOURTH QUARTER AND FISCAL 2007 RESULTS
FOURTH QUARTER REVENUE OF $57.7 MILLION AND
ANNUAL REVENUE OF $225.2 MILLION EXCEED TARGETS
FINANCIAL TARGETS FOR FISCAL 2008 ANNOUNCED
ACQUISTION OF NETg TARGETED FOR SECOND QUARTER
NASHUA, NH, March 8, 2007 - SkillSoft PLC (NASDAQ: SKIL), a leading provider of e-learning and performance support solutions for global enterprises, government, education and small to medium- sized businesses, today announced financial results for its fourth fiscal quarter of fiscal 2007 and its fiscal 2007 year ended January 31, 2007.
Fiscal 2007 Fourth Quarter Results
The Company reported total revenue of $57.7 million for the fourth quarter of the fiscal year ended January 31, 2007 (fiscal 2007), which represented a 5% increase from the $54.7 million reported in the fourth quarter of the fiscal year ended January 31, 2006 (fiscal 2006). Substantially all of the Company’s revenues in fiscal 2007 were from its Multi-Modal Learning segment, including $57.2 million for the fourth quarter of fiscal 2007, which represented a 9% increase over the $52.5 million of Multi-Modal Learning segment revenue reported in the fourth quarter of fiscal 2006. Remaining revenues came from the Company’s Retail Certification segment as a result of the amortization of the deferred revenue retained by the Company following the sale of certain assets related to SmartCertify in the first quarter of fiscal 2006.
The Company’s net income was $8.2 million, or $0.08 per basic and diluted share, for the fiscal 2007 fourth quarter. The fiscal 2007 fourth quarter net income includes restatement expenses of approximately $0.5 million for legal fees incurred in connection with the ongoing SEC investigation regarding the restatement of the SmartForce historical financial statements including costs incurred to respond to SEC inquiries related to historical option granting practices of the former SmartForce. Significant non-cash charges included in the fiscal 2007 fourth quarter results were $3.3 million, consisting of $0.6 million for amortization of intangible assets and capitalized software development costs, stock-based compensation expense of $0.9 million and the non-cash provision for income tax of $1.8 million. SkillSoft reported net income of $4.1 million, or $0.04 per basic and diluted share, for the fourth quarter of fiscal 2006. The fiscal 2006 fourth quarter net income included restatement expenses for the ongoing SEC investigation of approximately $0.4 million and approximately $1.8 million for a legal settlement relating to the restatement of SmartForce’s historical financial statements. Significant non-cash charges included in the fiscal 2006 fourth quarter results were $2.6 million, consisting of $2.3 million for amortization of intangible assets and capitalized software development costs, stock-based compensation expense of $0.2 million and the non-cash provision for income tax of $0.1 million.
“We are pleased that our financial performance exceeded our revenue and earnings targets for the fourth quarter and the 2007 fiscal year, and are confident that we have established a solid operational foundation upon which we can effectively integrate the pending fiscal 2008 business combination with NETg. We expect to close the acquisition of NETg in the May/June 2007 timeframe,” commented Chuck Moran, President and Chief Executive Officer. “For fiscal 2008, we will focus primarily on the following initiatives: first, integrating the pending acquisition of NETg successfully while realizing the maximum cost synergies available; second, realizing long-term contributions from externally acquired product-lines; and third, emphasizing new customer acquisition strategies through expansion of our new customer direct sales team and telesales operations.”
Gross margin increased to 88% for the Company’s fiscal 2007 fourth quarter, compared to 85% for its fiscal 2006 fourth quarter. Included in cost of revenues in the fourth quarter of fiscal 2007 and the fourth quarter of fiscal 2006 is the amortization of intangible assets related to acquired technology and capitalized software development costs of $0.2 million and $1.7 million, respectively, which was previously recorded within operating expense under the caption “amortization of intangible assets”. The amortization decreased gross margin less than 1% for the fiscal 2007 fourth quarter and 3% for the fiscal 2006 fourth quarter. The gross margin percentage is impacted mainly by the mix of royalty-bearing content and SkillSoft hosting capacity needed to meet our existing and new customer solution requirements
Research and development expense increased to $10.9 million in the fiscal 2007 fourth quarter from $9.9 million in the fiscal 2006 fourth quarter. This increase was primarily due to an increase of $0.1 million in stock-based compensation expense, and $0.7 million of additional courseware and translation development expense as compared to the fiscal 2006 fourth quarter.
Sales and marketing expenses decreased to $22.5 million in the fiscal 2007 fourth quarter from $22.8 million in the fiscal 2006 fourth quarter. This decrease was primarily due to a decrease of $0.4 million of productivity consulting expense, which was partially offset by an increase of $0.1 million of stock-based compensation expense compared to the fiscal 2006 fourth quarter.
General and administrative expenses decreased to $6.8 million in the fiscal 2007 fourth quarter compared to $7.2 million in the fiscal 2006 fourth quarter. This decrease was primarily due to a decrease of $0.6 million in legal fees and a decrease of $0.2 million of medical benefit expense and $0.1 million of bad debt expense which was partially offset by an increase of $0.5 million of stock-based compensation expense compared to the fiscal 2006 fourth quarter.
As part of the SEC’s investigation into the historical financial statements of the SmartForce prior to its merger with SkillSoft, the SEC is also reviewing SmartForce’s option granting practices prior to the merger. The restatement charges relating to the ongoing SEC investigation of $0.5 million in the fiscal 2007 fourth quarter included expenses incurred as part of this options review, and the restatement charges of $0.4 million in the fiscal 2006 fourth quarter related solely to the SEC’s investigation regarding the restatement of the historical financial statements of SmartForce. With respect to the SEC’s current review of the historical option granting practices of the former SmartForce, it is useful to understand the accounting treatment applicable to the SmartForce-SkillSoft merger. Because SkillSoft Corporation was the accounting acquirer of SmartForce the pre-merger financial statements of SmartForce are not included in the historical financial statements of SkillSoft. SkillSoft’s financial statements include only the results of SmartForce from the date of the merger. Under applicable accounting rules, SkillSoft valued all of the outstanding SmartForce stock options assumed in the merger at fair value upon consummation of the merger. As a result, these stock options were accounted for properly in the merger, and any accounting issues that might have resulted from such option grants had SmartForce remained independent would have no effect on SkillSoft’s financial statements from an accounting point of view.

Fiscal 2007 Full Year Results
For the fiscal year ended January 31, 2007, the Company reported revenue of $225.2 million, which represented a 4% increase over the $215.6 million reported in the fiscal year ended January 31, 2006. Fiscal 2007 revenue includes approximately $5.0 million from the Retail Certification segment as compared to $14.3 million in fiscal 2006. Excluding Retail Certification revenue, the Company’s revenue increased $18.9 million, or 9% from $201.3 million in fiscal 2006 to $220.2 million in fiscal 2007. Retail Certification segment revenues for both periods represent amortization of legacy deferred revenue from the SmartCertify business. The deferred revenues were retained by the Company following the sale of certain SmartCertify assets in the first quarter of fiscal 2006.
Net income for fiscal 2007 was $24.2 million, or $0.24 per basic share and $0.23 per diluted share, compared to the net income of $35.2 million, or $0.34 per share, for fiscal 2006 which included a $19.5 million benefit in the second quarter of fiscal 2006 for the insurance recovery related to the settlement of the 2002 securities class action lawsuit.
Fiscal 2007 net income includes restatement expenses of approximately $0.9 million for legal fees incurred in connection with the ongoing SEC investigation regarding the restatement of the SmartForce historical financial statements including costs incurred to respond to SEC inquiries related to historical option granting practices of the former SmartForce. Significant non-cash charges included in the fiscal 2007 results were $21.3 million, consisting of $5.1 million of stock-based compensation expense, $6.1 million for amortization of intangibles assets and capitalized software development costs, and $10.1 million of non-cash income tax provision. Fiscal 2006 net income includes restatement expenses of approximately $2.0 million for legal fees incurred in connection with the ongoing SEC investigation regarding the restatement of the SmartForce historical financial statements, $0.6 million of restructuring related charges and a $19.5 million benefit in the second quarter of fiscal 2006 for the insurance recovery related to the settlement of the 2002 securities class action lawsuit. Significant non-cash items included in the fiscal 2006 results were $17.9 million, consisting of $0.9 million of stock-based compensation expense, $9.1 million for amortization of intangible assets and capitalized software development costs, and $7.9 million of non-cash income tax provision.
Gross margin increased to 86% for fiscal 2007 compared to 85% for fiscal 2006. Included in cost of revenues in each fiscal year is amortization of intangible assets related to acquired technology and capitalized software development costs which was previously recorded within operating expense under the caption “amortization of intangible assets”. The amortization decreased gross margin 2% for fiscal 2007 and 3% for fiscal 2006. The gross margin percentage is mainly impacted by the mix of royalty-bearing content and SkillSoft hosting capacity needed to meet our existing and new customer solution requirements.
Research and development expenses increased to $40.8 million for fiscal 2007 from $39.2 million for fiscal 2006. This increase was primarily due to an increase of $0.8 million of stock-based compensation expense and $0.8 million of additional courseware and translation development expense.
Sales and marketing expenses increased to $90.9 million for fiscal 2007 from $88.4 million for fiscal 2006. This increase was primarily due to an increase of $1.2 million of stock-based compensation expense, $1.0 million of process improvement consulting expense and $3.1 million additional investment in worldwide sales and marketing headcount and program expenses. These fiscal 2007 increases were partially offset by the elimination of $2.8 million of SmartCertify related expenses as a result of the disposition in the first quarter of fiscal 2006.
General and administrative expenses increased to $27.7 million for fiscal 2007 as compared to $25.8 million for fiscal 2006. This increase was primarily due to an increase of $2.1 million for stock-based compensation expense and an increase of $0.7 million in business systems software development expense. These increases were partially offset by a one-time $0.5 million payment to Howard Edelstein, a director of the Company, which was made in fiscal 2006, in recognition of Mr. Edelstein’s contributions related to the Company’s settlement of certain litigation matters. The fiscal 2007 increases were also partially offset by the elimination of $0.4 million of SmartCertify related expenses as a result of the disposition in the first quarter of fiscal 2006.
Restructuring expenses were negligible for fiscal 2007 as compared to $0.6 million for fiscal 2006. This decrease was mainly due to the absence of charges in fiscal 2007 related to the shutdown of facilities and severance costs associated with the restructuring of its SmartCertify business unit in the United States and the closing of the Ireland SmartCertify sales office in the fiscal 2006 first quarter.
Restatement-related expenses decreased to $0.9 million for fiscal 2007 as compared to $2.0 million for fiscal 2006. The decrease was mainly due to a decrease in legal expenses relating to the ongoing SEC investigation.
The Company’s interest income less interest expense increased to $4.0 million for fiscal 2007 as compared to $1.3 million for fiscal 2006. This increase was mainly due to more funds being available for investment and higher interest rates on our cash, cash equivalents and investment balances.
The Company’s effective tax rate increased to 33.1% for the fiscal year ended January 31, 2007 as compared to 20.6% for the fiscal year ended January 31, 2006. This increase is primarily due to the fact that the $19.5 million insurance recovery related to the settlement of the 2002 securities class action lawsuit recorded in fiscal 2006 was not taxable, which resulted in the lower effective tax rate for fiscal 2006. The Company’s effective cash tax rate included in the effective tax rate is approximately 5% for the fiscal year ended January 31, 2007.
At January 31, 2007, the Company had deferred revenue of approximately $146 million and a 12-month non-cancelable revenue backlog of approximately $180 million (which includes deferred revenue and committed contracts), which represents approximately 76% of the mid-point of the Company’s targeted revenue range for fiscal 2008 of $234.0 to $242.0 million, which is discussed further below. Deferred revenue of approximately $146 million at January 31, 2007 compares to approximately $137 million at January 31, 2006. The increase in deferred revenue reflects an increase in billings being partially offset by a reduction of approximately $5.0 million of deferred revenue due to the SmartCertify disposition at the end of the fiscal 2006 first quarter. Therefore, deferred revenue, excluding the $5.0 of SmartCertify deferred revenue at January 31, 2006, grew year over year by approximately 11%. The 12-month non-cancelable revenue backlog of approximately $180 million at January 31, 2007, which represents 76% of the midpoint of the Company’s targeted revenue range for fiscal 2008, compared to approximately $171 million of non-cancelable revenue backlog at January 31, 2006, which also was 76% of the final fiscal 2007 reported revenue of $225.2 million.
The Company’s average contract length was 19 months as of both January 31, 2007 and January 31, 2006. The Company’s 12-month average contract value as of January 31, 2007 decreased to $137,000 as compared to $146,000 as of January 31, 2006. SkillSoft’s average total contract value as of January 31, 2007 decreased to $217,000 as compared to $231,000 as of January 31, 2006. The decrease is primarily the result of our new customer acquisition emphasis, where the initial contract value with a new customer will generally be smaller, thereby reducing the 12-month average contract value and the average total contract value.
The Company’s combined dollar renewal rate increased to 106% in fiscal 2007 as compared to 100% in fiscal 2006. This was primarily due to higher dollar renewal rate experience. The combined dollar renewal rate metric combines the dollar renewal rate on expiring customers and the dollar upgrade rate on all existing customers (committed and expiring) to provide a single metric that compares existing customer contract dollars spent with SkillSoft year over year.
The Company had approximately $127.8 million in cash, cash equivalents, short-term investments, restricted cash and long-term investments as of January 31, 2007 as compared to $78.6 million as of January 31, 2006. This increase primarily reflects cash provided by operations of $50.0 million and cash provided by stock option exercises and employee stock purchase plan activity of $7.0 million in the fiscal year ended January 31, 2007. These increases were partially offset by capital spending of $5.5 million. The cash balance as of January 31, 2007 includes funds reserved for the final payment of the 2002 securities class action settlement of $15.3 million, which is expected to be paid in the next six months.
In order to adequately assess the Company’s collection efforts, taking into account the seasonality of the Company’s business, the Company believes that it is most useful to compare current period days sales outstanding (DSOs) to the prior year period. Given the quarterly seasonality of bookings, the deferral of revenue of subscription billings may increase or decrease the DSOs on sequential quarterly comparisons.
The Company’s DSOs were in the targeted range for the fiscal 2007 fourth quarter. On a net basis, which considers only receivable balances for which revenue has been recorded, DSOs were 12 days in the fiscal 2007 fourth quarter as compared to 16 days in the year ago period and 7 days in the third quarter of fiscal 2007. On a gross basis, which considers all items billed as receivables, DSOs were 151 days in the fiscal 2007 fourth quarter compared to 144 days in the year ago quarter and 77 days in the third quarter of fiscal 2007.
Fiscal 2008 Acquisition of Targeted Learning Corporation
On February 9, 2007, the Company acquired Targeted Learning Corporation (TLC). Under the terms of the acquisition, SkillSoft paid approximately $4.5 million in cash to acquire TLC. The acquisition provides SkillSoft with a new offering that includes an on-line library of over 300 video-based programs featuring organizational and leadership experts, CEO’s and best-selling authors. Programs range in length from two minutes to two hours, and much of this content is presented as 3 to 5 minute segments or, Quick Talks, for easy access. Selected programs as indicated on the course profile page are available for offline use with portable devices that support video, including the Apple iPOD. Users can search the content by Leadership Model category or by title, speaker/author or topic.
This product offers many of the same financial and operating characteristics as SkillSoft’s business model, including an annual recurring subscription-based licensing model for access to its video-based resource library to be sold through SkillSoft’s direct sales force complemented by resellers and telesales. SkillSoft’s fiscal 2008 stand-alone outlook incorporates the revenue contribution and cost structure associated with the TLC acquisition. The operating model for fiscal 2008 supporting the TLC product line reflects revenue of $1.5 million to $2.0 million with an associated cost structure of $2.0 to $2.5 million in the first year while SkillSoft sales distribution ramps the business over its normal six to nine month sales cycle.
Fiscal 2008 Stand-Alone Outlook (Not including any effects of the pending NETg Acquisition)
For the fiscal year ending January 31, 2008 (fiscal 2008), the Company is currently anticipating revenue to be $234.0 to $242.0 million. The contribution to revenue from the SmartCertify business will be negligible in fiscal 2008, as compared to $5.0 million in fiscal 2007 as a result of the amortization of the deferred revenue retained by the Company following the SmartCertify disposition in the fiscal 2006 first quarter. Therefore, revenue in fiscal 2008 is targeted, excluding the $5.0 of SmartCertify revenue reported in fiscal 2007, to grow 6% to 10% year over year. The Company expects to replace the SmartCertify revenue with bookings revenue from other sources, including TLC.
The Company’s effective tax rate in fiscal 2008 is expected to be 22% to 25% as compared to the fiscal 2007 effective tax rate of 33.1%. The decrease in the effective tax rate is primarily due to a shift in anticipated U.S. net operating loss (NOL) utilization from acquired losses to losses generated by SkillSoft’s historical operations. The Company’s effective cash tax rate for fiscal 2008 is expected to be approximately 7% to 8%, as compared to 5.2% in fiscal 2007. The change in the cash tax rate is primarily due to an expected increase in taxable income that cannot be sheltered by state NOL carryforwards.

The Company currently anticipates that it will achieve net income for fiscal 2008 of between $31.0 and $35.0 million, or $0.30 to $0.33 per basic and diluted share.
The most significant non-cash items included in fiscal 2008 projected net income are the following: (1) amortization of intangible assets related to acquired technology and capitalized software development costs of approximately $1.5 to $2.5 million; (2) a non-cash tax provision of approximately $7 to $8 million; and (3) stock-based compensation expense of approximately $5.0 to $6.0 million.
The Company expects gross margin to be 87% to 88% of revenue for fiscal 2008, which includes amortization of capitalized software development costs and FAS 86 assets. Research and development expenses are expected to be $42.0 to $43.5 million, of which $0.8 to $1.1 million of the above range is stock-based compensation. Sales and marketing expenses are expected to be $90.0 to $92.0 million, of which $1.5 to $1.8 million of the above range is stock-based compensation. General and administrative expenses are expected to be $28.0 to $29.0 million, of which $2.7 to $3.0 million of the above range is stock-based compensation. Restructuring and restatement charges are expected to be $1.6 to $1.8 million. $1.2 to $1.3 million is attributed to the ongoing SEC investigation and legal and service fees and $0.4 to $0.5 million is a result of restructuring charges associated with the acquisition of TLC. Amortization of intangible assets is expected to be approximately $1.5 to $2.5 million. The provision for income taxes is expected to be $10.0 to $12.0 million, or approximately 22% to 25% of net income. Only $3.0 to $4.0 million of this amount is expected to be represented by actual cash tax payments. The remainder of the provision ($7.0 to $8.0 million) is non-cash due to the utilization of net operating loss carry forwards acquired in the merger and from SkillSoft historic net operating loss carry forwards. The non-cash portion of the provision for income tax will reduce goodwill on the Company’s balance sheet. Interest income is expected to be $4.0 to $5.0 million. Additionally, capital expenditures are expected to be $6.0 to $8.0 million, and depreciation expense is expected to be $6.0 to $8.0 million.
For the first quarter of fiscal 2008 ending April 30, 2007, the Company currently anticipates revenue to be $56.5 to $58.5 million. The contribution to revenue from the SmartCertify business is $1.5 million lower in the first quarter of fiscal 2008 than in the first quarter of fiscal 2007 as a result of the amortization of the deferred revenue retained by the Company following the SmartCertify disposition in the fiscal 2006 first quarter.
The Company currently anticipates net income for the fiscal 2008 first quarter to be between $5.5 and $6.5 million, or $0.05 to $0.06 per basic and diluted share. The most significant non-cash items included in the first quarter projected net income are the following: (1) amortization of intangible assets related to acquired technology and capitalized software development costs of approximately $0.5 to $1.0 million; (2) a non-cash tax provision of approximately $1.2 to $1.4 million; and (3) stock-based compensation expense of approximately $1.0 to $1.5 million.
The Company’s projected net income in fiscal 2008 (including the first quarter of fiscal 2008) does not reflect any foreign exchange gains or losses. The fiscal 2008 earnings outlook also does not take into account the potential negative impact of the resolution of litigation matters, potential restructuring charges, or the potential impact of any future acquisitions (including NETg) or divestitures, including potential non-recurring acquisition related expenses and the amortization of any purchased intangibles and deferred compensation charges resulting from an acquisition transaction. The outlook also does not take into account the effect of a public offering or other financing arrangements that could impact outstanding shares and thereby the Company’s EPS outlook.
SkillSoft is presenting projected net income (for both fiscal 2008 and the first quarter of fiscal 2008) without the impact of those items because it is currently unable to estimate the amount of those items and it believes that presenting net income without taking them into account presents investors with meaningful information about the Company’s projected operating performance for fiscal 2007.
The Company anticipates that it will have 105 million to 108 million diluted shares outstanding for earnings per share (EPS) calculation purposes in fiscal 2008.

Conference Call
In conjunction with the release, management will conduct a conference call on Friday, March 9, 2007 at 8:30 a.m. EST to discuss the Company’s fiscal 2007 operating results and fiscal 2008 outlook. Chuck Moran, President and Chief Executive Officer, and Tom McDonald, Chief Financial Officer, will host the call.
To participate in the conference call, local and international callers can dial (973) 582-2717. The live conference call will be available via the Internet by accessing the SkillSoft Web site at www.skillsoft.com. Please go to the Web site at least fifteen minutes prior to the call to register, download and install any necessary audio software.
A replay will be available from 12:01 p.m. EST on March 9, 2007 until 11:59 p.m. EST on March 15, 2006. The replay number is (973) 341-3080, passcode: 8526861. A webcast replay will also be available on SkillSoft’s Web site at www.skillsoft.com.
About SkillSoft
SkillSoft PLC (Nasdaq: SKIL) is a leading provider of e-learning and performance support solutions for global enterprises, government, education and small to medium-sized businesses. SkillSoft enables companies to maximize business performance through a combination of comprehensive e-learning content, online information resources, flexible learning technologies and support services.
Content offerings include business, IT, desktop and compliance courseware collections, as well as complementary content assets such as SkillSim™ simulations, KnowledgeCenter™ portals and online mentoring services. The Books24x7(R) division offers online access to more than 10,000 unabridged IT and business books in its Referenceware(R) collections, as well as book summaries, executive reports and best practices. Technology offerings include the SkillPort(R) learning management system, Search-and-Learn(R), SkillSoft(R) Dialogue™ virtual classroom, SkillView(R) competency management software and the Enterprise Learning Connection Suite™, a set of platform-neutral modules that can be used to create learning programs tailored to business needs.
SkillSoft courseware content described herein is for information purposes only and is subject to change without notice. SkillSoft has no obligation or commitment to develop or deliver any future release, upgrade, feature, enhancement or function described in this press release except as specifically set forth in a written agreement.
SkillSoft, the SkillSoft logo, Ahead of the Learning Curve, SkillPort, Search-and-Learn, SkillChoice, Books24x7, Referenceware, ITPro, BusinessPro, OfficeEssentials, GovEssentials, EngineeringPro, FinancePro, AnalystPerspectives ExecSummaries, ExecBlueprints, Express Guide and Dialogue are trademarks or registered trademarks of SkillSoft PLC in the United States and certain other countries. All other trademarks are the property of their respective owners.
This release includes information that constitutes forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. Any such forward-looking statements involve risk and uncertainties that could cause actual results to differ materially from those indicated by such forward-looking statements. Factors that could cause or contribute to such differences include competitive pressures, changes in customer demands or industry standards, adverse economic conditions, loss of key personnel, litigation and other risk factors disclosed under the heading “Risk Factors” in SkillSoft’s Quarterly Report on Form 10-Q for the quarterly period ended October 31, 2006 as filed with the Securities and Exchange Commission. The forward-looking statements provided by the Company in this press release represent the Company’s views as of March 9, 2007. The Company anticipates that subsequent events and developments may cause the Company’s views to change. However, while the Company may elect to update these forward-looking statements at some point in the future, the Company specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing the Company’s views as of any date subsequent to the date of this release.
###

SkillSoft PLC and Subsidiaries
Condensed Consolidated Statements of Operations
(Unaudited)

	Three Months Ended		Fiscal Year Ended
	January 31,		January 31,
	2007	2006	2007	2006

Revenues	$57,651	$54,734	$225,172	$215,567
Cost of revenues — amortization of capitalized software development costs	219	1,739	4,422	6,939
Cost of revenues — other	6,639	6,645	26,601	25,307

Gross profit	50,793	46,350	194,149	183,321

Operating expenses:
Research and development	10,863	9,850	40,776	39,172
Selling and marketing	22,519	22,798	90,894	88,438
General and administrative	6,787	7,246	27,735	25,776
Legal settlements	—	1,790	—	(17,710)
Amortization of intangible assets and FAS 86 assets	412	536	1,652	2,174
Restructuring	(21)	(171)	26	641
Restatement — SEC investigation	464	397	898	1,988

Total operating expenses	41,024	42,446	161,981	140,479

Other income / (expense), net	(29)	37	(96)	155
Interest income	1,299	565	4,310	1,779
Interest expense	(73)	(89)	(278)	(431)
Loss on sale of component, net	—	—	—	—

Income before provision for income taxes	10,966	4,417	36,104	44,345

Provision for income taxes — cash	947	228	1,878	1,208
Provision for income taxes — non-cash	1,828	69	10,073	7,922

Net income	$8,191	$4,120	$24,153	$35,215

Net income, per share, basic	$0.08	$0.04	$0.24	$0.34

Basic weighted average common shares outstanding	102,444,167	100,706,520	101,697,912	102,473,128

Net income, per share, diluted	$0.08	$0.04	$0.23	$0.34

Diluted weighted average common shares outstanding	105,230,231	102,438,849	104,185,905	103,352,001

Pro Forma:

Legal settlements — insurance proceeds	—	1,790	—	(17,710)

Pro forma net income	$8,191	$5,910	$24,153	$17,505

Pro forma net income, per share, basic	$0.08	$0.06	$0.24	$0.17

Basic weighted average common shares outstanding	102,444,167	100,706,520	101,697,912	102,473,128

Pro forma net income, per share, diluted	$0.08	$0.06	$0.23	$0.17

Diluted weighted average common shares outstanding	105,230,231	102,438,849	104,185,905	103,352,001

*   The Company is providing pro forma financial measures as the Company believes that these figures are helpful in allowing individuals to more accurately assess the Company’s operations and provide individuals with additional information to more readily compare the Company’s results over multiple periods.

(1) The following summarizes the departmental allocation of the stock-based compensation

Cost of revenues (includes $14, $0, $31 and $0 of FAS123R compensation expense, respectively)	$59	$—	$90	$—
Research and development (includes $150, $0, $725 and $0 of FAS123R compensation expense, respectively)	134	46	952	186
Selling and marketing (includes $269, $0, $1,379 and $0 of FAS123R compensation expense, respectively)	237	163	1,883	674
General and administrative (includes $403, $0, $1,640 and $0 of FAS123R compensation expense, respectively)	477	8	2,134	32

	$907	$217	$5,059	$892

SkillSoft PLC
Condensed Consolidated Balance Sheets
(Unaudited)

	January 31, 2007	January 31, 2006

ASSETS

CURRENT ASSETS:
Cash, cash equivalents and short-term investments	$104,117	$73,339
Restricted cash	20,095	5,039
Accounts receivable, net	94,343	85,681
Prepaid acquisition costs	2,881	—
Prepaid expenses and other current assets	22,215	22,006

Total current assets	243,651	186,065

Property and equipment, net	9,672	10,231
Goodwill	83,171	93,929
Acquired intangible assets, net	2,638	8,711
Long-term investments	3,598	230
Deferred tax assets	159	694
Other assets	81	42

Total assets	$342,970	$299,902

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:

Accounts payable	$3,327	$3,819
Accrued expenses	53,297	53,795
Deferred revenue	146,012	136,699

Total current liabilities	202,636	194,313

Total long-term liabilities	2,405	3,317

Total stockholders’ equity	137,929	102,272

Total liabilities and stockholders’ equity	$342,970	$299,902

SkillSoft PLC
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Fiscal Year Ended
	January 31,
	2007	2006

Cash flows from operating activities:

Net income	$24,153	$35,215
Adjustments to reconcile net income to net cash provided by operating activities— Stock-based compensation	5,059	982
Depreciation and amortization	6,100	5,224
Amortization of acquired intangibles and FAS 86 assets	6,074	9,113
Provision for bad debts	(589)	(593)
Loss on disposition	—	585
Provision for income taxes — non-cash	10,073	7,922
Changes in current assets and liabilities, net of acquisitions
Accounts receivable	(7,033)	784
Prepaid expenses and other current assets	878	407
Accounts payable	(532)	(1,935)
Accrued expenses (including long-term):
Accrued merger	(1,041)	(4,124)
Accrued restructuring	(566)	(7,381)
Accrued other	(232)	(1,354)
Deferred revenue	7,581	(2,693)

Net cash provided by operating activities	49,925	42,152

Cash flows from investing activities:

Purchases of property and equipment	(5,519)	(6,423)
Purchases of FAS 86 assets	—	(1,652)
Cash paid for acquisition costs	(2,881)
Purchases of investments	(91,168)	(20,048)
Maturity of investments	53,585	27,219
Sale of investments	—	—
Designation of restricted cash	(15,056)	(4,045)

Net cash used in investing activities	(61,039)	(4,949)

Cash flows from financing activities:

Exercise of stock options	4,451	848
Proceeds from employee stock purchase plan	2,561	2,210
Payments to acquire treasury stock	—	(22,000)

Net cash provided by/(used in) financing activities	7,012	(18,942)

Effect of exchange rate changes on cash and cash equivalents	777	(1,230)

Net (decrease)/increase in cash and cash equivalents	(3,325)	17,031
Cash and cash equivalents, beginning of period	51,937	34,906

Cash and cash equivalents, end of period	$48,612	$51,937